Exhibit 99.1

AITX's RAD Closes October with Strong Sales and Expanding Market Presence

Two Months into Q3 FY2026, Activity Accelerates with Dozens of Device Orders, Growing Software Adoption, and a Strengthened Dealer Network

Detroit, Michigan, November 5, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that sales activity through the first two months of the Company's third fiscal quarter continues to strengthen. RAD has secured dozens of new device orders, including ROSA™, RIO™, ROAMEO™, alongside multiple software license agreements, including SARA™, RAD's agentic AI-driven autonomous response platform, and several new dealer partnerships. This growing momentum positions the Company for a strong finish to the quarter and reinforces its role as a driving force in the adoption of AI-powered security technologies across multiple sectors.

AITX

Artificial Intelligence Technology Solutions Inc.

RAD an AITX company

ROBOTIC ASSISTANCE DEVICES

Experiences Continued Sales Momentum Through October

MAX
SALES
MIN

Through November 4, 2025, RAD has contracted orders for 64 devices, including eight proof-of-concept deployments, and 46 software licenses spanning SARA, RADGuard™, and Firearm Detection. The Company has also expanded its sales reach with six new authorized dealers and two independent channel partner contractors added to its growing network. These results reflect consistent execution across both product and channel development, as demand for RAD's integrated AI and robotic solutions continues to accelerate across key markets.

"We're hitting a strong stride as we move deeper into the second half of the fiscal year," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "The market continues to respond to the performance, reliability, and economics of our solutions. Every week we see greater acceptance from new clients, dealers, and enterprise partners who recognize that RAD's technology is not just innovative, it's essential. We're executing with focus and speed for our clients, channel partners and shareholders."

RAD's performance this quarter reflects balanced growth across its stationary, mobile, and software platforms. The Company's dealer and independent contractor network is also broadening RAD's reach into new territories, including Latin America and the United Kingdom, fueling additional pipeline activity and accelerating the path to recurring monthly revenue growth and operational cash flow positivity.

"As strong as this quarter has been so far, we're nowhere near done," added Reinharz. "There are new technologies, partnerships, and market entries coming that will further expand our reach and impact. The team is executing with purpose and intensity, and I'm confident that the results we deliver in the months ahead will speak volumes about what's next for AITX and RAD."

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, recurring monthly revenue growth, and operational cash flow positivity. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1  https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/